Exhibit 10.2
TO:    Phillippe Lord
FROM:     Michael Odell, Chairman of the Compensation Committee (the “Committee”)
DATE:    January 9, 2024
RE:    Notice of Approved 2024 Compensation (“Notice”)

Reference is made to that certain employment agreement effective January 1, 2021 (the “Employment Agreement”) concerning the employment and compensation of Phillippe Lord, the Company’s Chief Executive Officer (“Executive”). Capitalized terms in this Notice not otherwise defined herein have the meanings prescribed to those terms in the Executive’s Employment Agreement.
Base Salary
As provided in the Employment Agreement, the Executive’s Base Salary is subject to annual review and may, in the Committee’s discretion, be increased without the Executive’s consent. With respect to the Executive, the Committee has reviewed Executive’s Base Salary and concluded that it is appropriate to increase Executive’s Base Salary for the Company’s 2024 fiscal year to $1,000,000.
Moreover, and as provided in the Employment Agreement, any adjustments to the Executive’s Base Salary made at the Committee’s discretion shall be considered the Executive’s Base Salary for purposes of the Executive’s Employment Agreement. Accordingly, effective January 1, 2024, the term “Base Salary” under the Executive’s Employment Agreement shall mean $1,000,000.
Annual Bonus
As provided in the Employment Agreement, the Executive is entitled to an annual incentive bonus (the “Bonus”) based on a previously-established minimum Target Bonus or such greater amount as may be provided in a written notice to the Executive from the Committee.
Accordingly, this is to provide notice to the Executive that effective beginning with the Company’s 2024 fiscal year, Executive’s minimum Target Bonus is being adjusted to $3,000,000.
Performance Share Award
As provided in the Employment Agreement, the Executive is entitled to an annual Performance Share Award (“PSA”) based on a previously-established minimum PSA target amount or such greater amount as may be provided in a written notice to the Executive from the Committee.
Accordingly, this is to provide notice to the Executive that, effective beginning with the Company’s 2024 fiscal year, Executive’s minimum PSA target amount is being adjusted to $2,500,000.
Restricted Stock Unit
As provided in the Employment Agreement, the Executive is entitled to an annual Restricted Stock Unit award (“RSU”) based on a previously-established minimum RSU target amount or such greater amount as may be provided to Executive in a written notice from the Committee.

Accordingly, this is to provide notice to the Executive that, effective beginning with the Company’s 2024 fiscal year, Executive’s minimum RSU target amount is being adjusted to $2,500,000.
* * * * *
Except as specifically expressed in this Notice, the Employment Agreement shall remain in full force and effect. To the extent there is any contradiction or inconsistency between the terms of this Notice and the terms of the Employment Agreement, the terms and intended effect of this Notice shall control solely with respect to the meanings of the terms: (i) “Base Salary,” (ii) minimum “Target Bonus,” (iii) minimum PSA target amount, and (iv) minimum RSU target amount.
COMPENSATION COMMITTEE

/s/ Michael Odell__________________________________
By:    Michael Odell
    Chairman of the Compensation Committee

/s/ Phillippe Lord_____________________________        January 9, 2024__________________________
Executive                            Date